Filed Pursuant to Rule 424(b)(2)

Registration No. 333-277211

Supplement dated September 29, 2025

to Pricing Supplement dated July 2, 2025

Equity Index Underlying Supplement dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Prospectus dated February 21, 2024

HSBC USA Inc.

Capped In-GEARS (the “Securities”)

Linked to the S&P 500® Index due July 5, 2030

CUSIP: 40445V415

(the “Notes”)

This document (the “supplement”) supplements the offering documents referenced above, including in connection with any secondary market transactions in the Notes by HSBC Securities (USA) Inc. and its affiliates. Certain terms used but not defined in this supplement have the meanings set forth in those offering documents.

The Initial Level for the Notes was defined in the final pricing supplement dated July 2, 2025 (the “Final Pricing Supplement”) and filed with the Securities and Exchange Commission (the “SEC”) on July 7, 2025 as the arithmetic average of the Closing Levels of the Index on each scheduled Trading Day from and including July 1, 2025 to and including September 29, 2025, excluding any scheduled Trading Day on which a Market Disruption Event occurs.

The determination period for the Initial Level expired on September 29, 2025. The arithmetic average of the Closing Levels of the Index on each scheduled Trading Day from and including July 1, 2025 to and including September 29, 2025 was 6,423.60.

Therefore, the Initial Level for the Notes is 6,423.60.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-7 of the Final Pricing Supplement, page S-1 in the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Pricing Supplement dated July 2, 2025:

https://www.sec.gov/Archives/edgar/data/83246/000110465925066102/tm2519575d56_424b2.htm

•	Equity Index Underlying Supplement dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

•	Prospectus supplement dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

•	Prospectus dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

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